SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                                               Commission File Number  333-8043

                               Four M Corporation
             (Exact name of registrant as specified in its charter)

                  115 Stevens Avenue, Valhalla, New York 10595
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Series A and B 12% Senior Notes due 2006
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule  12g-4(a)(1)(i)     [  ]         Rule   12h-3(b)(1)(ii)  [  ]
            Rule  12g-4(a)(1)(ii)    [  ]         Rule   12h-3(b)(2)(i)   [  ]
            Rule  12g-4(a)(2)(i)     [  ]         Rule   12h-3(b)(2)(ii)  [  ]
            Rule  12g-4(a)(2)(ii)    [  ]         Rule 15d-6              [  ]
            Rule  12h-3(b)(1)(i)     [X ]

Approximate  number of holders of record as of the certification or notice date:  18
     ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, Four M Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 27, 2000                  FOUR M CORPORATION
       ----------------

                                         By: /s/ Chris Mehiel
                                            -----------------------------
                                         Name:   Chris Mehiel
                                         Title:  Executive Vice President